EXHIBIT 99

BlackStar will Receive a Patent on its Revolutionary Digital Trading Platform: A Blockchain Encrypted Infrastructure Designed to Enable Digital Assets that are Securities to Trade on a Blockchain.

BOULDER, CO / October 24, 2023 / BlackStar Enterprise Group, Inc. (“BlackStar”) (OTC Pink: BEGI) BlackStar on 10/19/2023 received a ‘Notice of Allowance’ from the United States Patent and Trademark Office (USPTO), for a patent application titled “System and Method for Matching Orders and Immutable Blockchain Ledger for all Customer Trading Activity with Settlement into the Broker Dealer Ecosystem.” The technology claimed in the patent application enables trading of common shares of a public company on a blockchain. This revolutionary software is called the BlackStar Digital Trading PlatformTM (“BDTP TM”), a trading platform for electronic fungible shares in book-entry, and compliant at any U.S. Brokerage Firm.

When asked for comment, BlackStar’s CEO, Joseph E Kurczodyna stated that “this may revolutionize blockchain trading of digital assets that are securities.” When this patent issues in due course at the USPTO, likely in November 2023, BlackStar will have a registered patent that will give BlackStar a 20- year monopoly on digital equity trading of securities on a blockchain.

Other Info:

BlackStar Enterprise Group, Inc. (OTC:BEGI)

WEBSITE: blackstarenterprisegroup.com

EMAIL: info@blackstarenterprisegroup.com

CONTACT Bryan P Hemphill….559-359-1480

http://www.blackstarenterprisegroup.com/investor-relations/

More information can be found in the Company's recently filings at the SEC web site: https://www.sec.gov/cgi-bin/browse-edgar?company=BlackStar+Enterprise&match=&filenum=&State=&Country=&SIC=&myowner=exclude&action=getcompany

SEC Disclaimer

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities in the United States or elsewhere. This press release may contain forward-looking statements. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward-looking statements.” Actual results could differ materially from those projected in BlackStar’s (“the Company’s”) business plan. The creation of subsidiaries and expansion of services into new sectors should not be construed as an indication in any way whatsoever of the future value of the Company's common stock or its present or future financial condition. The Company’s filings may be accessed at the SEC’s Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.